Exhibit 99.1

                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
       ANNOUNCES THE APPEAL OF THE TRIAL COURT'S RULINGS AND JUDGMENT IN
                             FORBEARANCE LITIGATION

Houston, Texas - June 14, 2002. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced on October 29, 2001, that the U.S. Court of Federal Claims (the "Trial Court") ruled that the plaintiffs in the action were not entitled to any lost profit damages. The Trial Court also ruled that the plaintiffs were entitled to recover mitigation costs in the amount of $8,826,783. On January 23, 2002, the Litigation Trust announced that the plaintiffs had filed motions asking the Trial Court to (1) amend certain findings in the October 29, 2001, Opinion and Order and amend the judgment of January 8, 2002, (2) reopen the record to receive additional documentary evidence, and (3) reopen the record to admit additional evidence omitted from the trial record. On April 16, 2002, the Trial Court heard oral arguments on the pending motions and, following oral arguments on that date, denied plaintiffs' motions in their entirety.

The plaintiffs have decided to appeal all adverse rulings against them and today filed a Notice of Appeal to the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"). The federal government also can appeal the October 29, 2001 Opinion and Order, as well as the Trial Court's previous decision regarding the government's liability. The plaintiffs opening brief will be filed within sixty (60) days after the Appeals Court dockets the appeal.

The Litigation Trust (SEC File No. 000-32301) will file the full text of the plaintiffs' Notice of Appeal with the Securities and Exchange Commission, and the description of the Notice of Appeal set forth above is qualified in its entirety by reference to such notice.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.


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Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.